Exhibit 99.1
For Immediate Release

Company Contact:	IR Agency Contact:
Investor Relations	Christiane Pelz
408-952-8402	415-433-3777
investorrelations@raesystems.com	CPelz@lhai.com
RAE Systems Implements Cost Reductions
— Exits Digital Video Recording Business —
SAN JOSE, Calif. — August 29, 2007 — RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical and radiation detection monitors and networks for industrial applications and homeland security, announced it will decrease operating expenses by reducing its work force and exiting the mobile digital video recording (DVR) markets.
“We are focused on returning to profitability and sustaining it for the long-term,” said Robert I. Chen, president and chief executive officer. “We are concentrating our resources in our traditional sensing and safety markets and have stopped our current investment in digital video recording. However, we expect to redeploy the DVR technology as the pervasive sensing market develops.”
In the third quarter of 2007, the company expects to record an estimated $4 to $5 million charge, primarily associated with impairment of goodwill and other intangible assets. The charge also includes the write-down of certain fixed assets and severance-related expenses. Except for approximately $200,000 relating to severance, substantially all of the charges are non-cash items. The Company expects these actions to save approximately $1.7 million annually. The restructuring is expected to be completed by the end of the company’s quarter ending September 30, 2007.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection, wireless gas detection, and radiation for energy production, refining, mining, industrial and environmental safety, and public and government first responder security sectors. RAE Systems’ products are used in over 65 countries by many of the world’s leading corporations and by many U.S. government agencies. For more information about RAE Systems, please visit www.RAESystems.com.
Safe Harbor
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other

For Immediate Release
statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
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